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              PRESS RELEASE DATED JULY 17, 1995

G. C. Hunter                            Dateline: July 17, 1995
Secretary-Treasurer                     For Release: Immediately


             THE EMPIRE DISTRCT ELECTRIC COMPANY
             ANNOUNCES EARLY RETIREMENT PROGRAM



JOPLIN,  MO  -  The Empire District Electric Company  (NYSE:
EDE), announced today that it is offering an enhanced voluntary early retirement program to 53 of its 654 employees. The employees eligible for the program will be those who will have attained age 55 and completed 25 years of service by the end of 1995. Employees will have until August 31, 1995 to make their decision with their retirement being effective November 1, 1995.

      This program is part of an initiative by Empire to position the Company to be more competitive in a changing industry. The cost cutting measure is intended to help Empire better meet competition by providing more cost effective service to its customers. The Company is also undergoing an evaluation of its internal organization, the results of which should be known during the 3rd quarter of 1995.

      The voluntary early retirement program could result in a pre-tax charge of approximately $5.4 million if all eligible employees accept the program. The Company will record the costs associated with the voluntary early retirements during the 3rd quarter of this year. The one-time costs are expected to be recovered over a period of approximately 2 years by reduced employee costs commencing in November of 1995.

      Empire supplies electric service to a 10,000 square-mile area in southwest Missouri, southeast Kansas, northeast Oklahoma and northwest Arkansas. The Company also provides water service in three incorporated communities in Missouri.